                                                                      Exhibit 11
                          DRINKER BIDDLE & REATH LLP
                               One Logan Square
                            18th and Cherry Streets
                         Philadelphia, PA  19103-6996

                                 215-988-2700
                              Fax:  215-988-2757
                                  www.dbr.com

                              September 15, 1999

Excelsior Funds, Inc.
73 Tremont Street
Boston, MA  02108-3913

Dear Sir or Madam:

     We have acted as counsel for Excelsior Funds, Inc., a Maryland corporation in connection with the proposed acquisition of substantially all of the assets and liabilities of Excelsior Funds' Institutional Money Fund by Excelsior Funds, Inc.'s Money Fund in exchange for Institutional Shares of Excelsior Funds, Inc.'s Money Fund.

     The aforementioned proposed acquisition is referred to herein as the "Reorganization." This opinion relates to shares of common stock of Excelsior Funds, Inc.'s Money Fund (the "Institutional Shares") (par value $0.001 par value per share) to be issued in the Reorganization and is furnished in connection with Excelsior Funds, Inc.'s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement").

     As counsel for Excelsior Funds, Inc., we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Institutional Shares of the Money Fund. In addition, we have examined and are familiar with Excelsior Funds, Inc.'s Articles of Incorporation, as amended and supplemented, the By-laws as amended, the Registration Statement and the combined proxy statement and prospectus (the "Proxy Statement and Prospectus") contained therein, and other factual matters we deemed relevant.

     In our examination, we have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete.

     We have made such examination of law as in our judgment is necessary and appropriate for the purposes of this opinion. We express no opinion concerning the laws of any jurisdiction other that the General Corporation Law of the State of Maryland.

     On the basis of and subject to the foregoing and such other considerations as we deem relevant, we are of the opinion that upon the prior satisfaction of the conditions contained in the Agreement and Plan of Reorganization, a copy of which is set forth in the Proxy Statement and Prospectus constituting a part of the Registration Statement, the Institutional Shares of the Money Fund, when issued pursuant to the Agreement and Plan of Reorganization and in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable by Excelsior Funds, Inc.

     This opinion is solely for the use of Excelsior Funds, Inc. and my not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Drinker Biddle & Reath LLP
                                    ------------------------------

                                    DRINKER BIDDLE & REATH LLP